EXHIBIT 99.1


JAMES G. WILES, ESQUIRE
LAW OFFICES OF JAMES G. WILES
Pa. I.D. No. 40496
Analisa Sondergaard
Pa. I.D. No. 74223
Two Penn Center Plaza
1500 JFK Boulevard
Suite 200
Philadelphia, PA  19102
Telephone:  (215) 854-6360

JOSEPH E. HATCH, ESQ. [USB #1415]
JOSEPH E. HATCH, P.C.
341 South Main Street, Suite 201
Salt Lake City, Utah  84111
Telephone:  (801) 532-2707

Attorneys for Plaintiff


          IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH
                                CENTRAL DIVISION



STANSBURY HOLDINGS CORPORATION,       :    COMPLAINT FOR INJUNCTION
a Utah corporation,                   :    AND DAMAGES
                                      :
                    Plaintiff,        :    CASE NO. 2:95CV 09476G
                                      :
           v.                         :
                                      :
ROBERT V. MURTON; THOMAS J. DEROSA;   :    JUDGE:  J. Thomas Green
DR. SAMI SAMANI; PETER SAMANI; and    :
CHARLES L. MCLAUGHLIN,                :
                                      :
                    Defendants.       :


                               VERIFIED COMPLAINT

     Plaintiff Stansbury Holdings Corporation, for its complaint against defendants, alleges as follows:

     1. This is a complaint for: (a) temporary, preliminary and permanent injunctive relief enjoining (i) violations of Sections 13(d) and 10(b) of the Securities Exchange Act of 1934, (ii) fraudulent transfers of stock and (iii) commencement of meritless foreclosure litigation in a jurisdiction outside the United States District Court for the District of Utah; and (b) monetary damages to recover for defendants' injury to Stansbury by reason of their acts of breach of fiduciary duty, negligence, gross negligence and fraud while serving as its management.

                             JURISDICTION AND VENUE

     2. This Court has subject matter jurisdiction both (a) pursuant to 15 U.S.C. ss. 78aa in that plaintiff's claims in Counts I and II arise under the laws of the United States, to wit: the Securities Exchange Act of 1934 and (b) pursuant to 28 U.S.C. ss. 1332 in that plaintiff is a citizen of Utah and none of defendants are citizens of Utah. There is complete diversity between the parties; and the amount in dispute exceeds $50,000.

     3. Venue is proper in this District because plaintiff is domiciled here and defendants have committed acts within this District and outside this District causing injury within this District; and defendants are being sued in their personal capacities for wrongful acts committed while serving as officers and directors of a Utah corporation, to wit: plaintiff.

                                    PARTIES

     4. Plaintiff Stansbury Holdings Corporation ("Stansbury") is a Utah corporation whose shares are registered with the United

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States Securities and Exchange Commission pursuant to Section 12(g) of the
Securities Exchange Act of 1934. Stansbury has more than 4,000 shareholders, with approximately 19,392,000 shares outstanding. Stansbury's shares are traded on the over-the-counter market, although the shares are currently de-listed by NASDAQ (the National Quotation System of the National Association of Securities Dealers) because of the acts of mismanagement by defendants detailed below.

     5. Defendant Robert V. Murton, at times relevant hereto, served as a Director and as President and Chief Executive Officer of Stansbury. He is presently believed to reside c/o M. Hobby, Ltd., 270 Sunset Road, Suite D-1, Las Vegas, Nevada, 89120.

     6. Defendant Thomas J. DeRosa, at times relevant hereto, served as a Director and as Treasurer of Stansbury. He is believed to reside at 21 Fairmount Terrace, West Orange, New Jersey.

     7.Defendant Dr. Sami I. A. Samani is a dentist and, at times relevant hereto, served as a Director of Stansbury. He is believed to reside at 146 Ridge Road, North Arlington, New Jersey.

     8.Defendant Peter Samani is the son of defendant Dr. Sami Samani and, at times relevant hereto, served as a Director of Stansbury. He is an accountant and is believed to reside at 146 Ridge Road, North Arlington, New Jersey.

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     9.Defendant Charles L. McLaughlin, at times relevant hereto, served as a
Director and President of Stansbury. He is believed to reside at 247 East Tahquitz Canyon Way, #25-27, Palm Springs, California.

                           FACTS COMMON TO ALL COUNTS

     10.Stansbury is a development-stage mining company whose shares have traded over-the-counter for approximately fifteen years. At times relevant hereto, Stansbury maintained an office in Salt Lake City.

                                    OVERVIEW

     11. At times relevant hereto, defendant Murton served as the President, Chief Executive Officer and a Director of Stansbury. The other defendants served as members of the Board of Directors. For a time period presently unknown, but believed to include 1993 - 1994, defendant McLaughlin served as President of Stansbury.

     12.Pursuant thereto, as directors and officers of Stansbury, defendants owed to Stansbury and its shareholders fiduciary duties of good faith, undivided loyalty, due care and fair dealing. As detailed below, defendants breached each and every one of these duties, proximately resulting in compensable injury to Stansbury.

     13.In addition, as detailed below, defendants are presently engaged in a fraudulent scheme to commit the following wrongful acts:

          (a)failure to make required filings individually or as a Section 13(d) "group" in violation of Section 13(d) of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78m(d);

          (b)sale to innocent investors of stock of Stansbury illegally issued by the defendants to themselves for no consideration or for grossly inadequate consideration; and

          (c)institution of a foreclosure suit in the State of Montana on second mortgages on the Company's mineral claims there in an attempt to extort monies from Stansbury to pay personal debts of certain defendants, which second mortgages were entered into by defendants, acting on behalf of Stansbury, for no consideration or for grossly inadequate consideration.

     14.Plaintiff has no adequate remedy at law; and immediate irreparable injury will result to Stansbury and the investing public if the illegal acts of defendants are not temporarily, preliminarily and permanently restrained while this Court holds a full trial on the merits on the issues, to wit:

          (a)whether Dr. Samani individually or defendants collectively are required to make filings pursuant to Section 13(d) of the Exchange Act;

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          (b) whether any of the shares presently standing in the names of the defendants are validly owned by them or were issued for legal consideration; and

          (c) whether defendants have any valid and enforceable second mortgages on Stansbury's mineral claims in Montana and, if so, how much was paid as consideration for such mortgages.

                      Summary of Defendants' Wrongful Acts

     15. From 1988 through December 12, 1994, Stansbury was under the control and domination of defendants.

     16.Throughout that time, defendants regularly and routinely solicited funds from the investing public, including current shareholders of Stansbury, on the basis of false promises regarding the use of the proposed funds.

     17.Among other things, defendant Murton and others used their control of two insurance companies headquartered in this District, Commercial Surety Insurance Company and Southern American Insurance Company, to cause a first mortgage on Stansbury's mineral claims to be issued in favor of those insurance companies.

     18.In or about January, 1991, the Commissioner of Insurance of the State of Utah obtained a state court order declaring the insurance companies insolvent and appointing the Commissioner as liquidator for those companies.

     19.As a result, the liquidator succeeded to the first mortgage; and defendant Murton and others were ousted from their positions with those insurance companies.

     20.Nevertheless, defendants continued to mismanage Stansbury and to engage in acts of negligence, gross negligence and self-dealing, including but not limited to the following:

          (a)failure to maintain Stansbury's corporate registration so that the Stansbury ceased to legally exist in 1991;

          (b)failure to keep corporate books and records as required by Utah state law and the record keeping provisions of the Securities Exchange Act of 1934 so that, to date, no corporate books and records, including bank accounts, books of account, balance sheets or income statements have been located for years subsequent to June 30, 1991;

          (c)failure to maintain Stansbury's qualification to do business as a foreign corporation in Montana;

          (d)failure to make required filings with the SEC, resulting in the stock's de-listing by NASDAQ, the collapse of Stansbury's stock price and the elimination of an efficient market for Stansbury's shares;

          (e)failure to hold a shareholder meeting as requested by certain shareholders, and as required by law;

          (f) failure to pay Stansbury's debts when they came due;

          (g)failure to defend suits brought against Stansbury, resulting in the entry of default judgments against Stansbury;

          (h)failure to pay property and employment taxes when due, resulting in distraints and tax sales of Stansbury's property;

          (i) failure to file corporate income tax returns; and

          (j)acts of self-dealing, including payment of grossly excessive compensation to themselves and issuance of stock to themselves for no consideration or for grossly inadequate consideration.

                The Shareholders vote defendants out of office.

     21.From 1990-1994, Stansbury did not hold a shareholders meeting. Its last public filing with the SEC was an Annual Report on Form 10-K, for the year ending June 30, 1991, filed in July, 1992.

     22.In or about April 1994, a group of shareholders filed a Schedule 13D announcing the formation of the Committee for New Management of Stansbury Holdings Corporation (the "Committee").

     23.The Committee demanded a copy of the shareholders list and requested that a special shareholders meeting be called.

     24.Instead, defendants refused and sought to frustrate the Committee's attempt to elect a new board of directors.

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     25.Initially, defendants refused to set a meeting date for a shareholder meeting, as requested, or to furnish the shareholder list.

     26.Defendants stated they would only call a shareholders meeting if the Committee, and Stansbury, gave them general, unlimited releases absolving them of all wrongdoing and an indemnification for all claims by Stansbury or others arising out of defendants' tenure.

     27.The Committee, therefore, instituted suit in Utah state court for an order setting a meeting date and requiring production of the shareholder list.

     28. An order granting the relief requested was entered on August 5, 1994.

     29.Thereafter, the Committee conducted a proxy solicitation and held a special meeting of Stansbury's shareholders on December 12, 1994.

     30.The Committee's nominees were elected; and the Committee's nominees then became the new Board of Directors of Stansbury, thereby ousting defendants from all positions with plaintiff.

           Defendants' Wrongful Acts Since the Shareholders Meeting.

     31.On or before the time that the special shareholders meeting was being held on December 12, 1994 to vote them out of office, defendants caused Stansbury's transfer agent to issue to themselves approximately 1,973,066 shares of stock (the "December 1994 Stock").

     32.Upon information and belief, the December 1994 Stock was issued for no consideration or for grossly inadequate consideration.

     33.The issuance of the December 1994 Stock also independently violated, and constituted a contempt of, the Utah state court's order appointing the Commissioner of Insurance as liquidator of the above-mentioned insurance companies in that it had the effect of diluting the value of the liquidator's interest in Stansbury.

     34.A certified extract from the minutes of the directors meeting, signed by Mr. McLaughlin as President of Stansbury, states that the December 1994 Stock was issued in full satisfaction of all debts owed to defendants by Stansbury and in lieu of payment in money.

     35.As a result of learning of this stock issuance, plaintiff has placed "stop orders" against all shares owned by defendants for a total of 4,228,109 shares, pending a factual and legal investigation.

     36.Plaintiff has also learned that, on or about December 1, 1994, defendants purported to issue to themselves Demand Notes in the total amount of $342,295.23 (the "Demand Notes"). Issuance of the Demand Notes is, of course, directly contrary to the above certified extract from the minutes.

     37.Since that time, plaintiff has repeatedly requested and demanded information and documentation to support the legality of this issuance of the December 1994 Stock and the Demand Notes.

     38. To date, no complete or satisfactory information has been obtained.

     39.Since December 12, 1994, the new Board of Directors has expended nearly $200,000 in payments to creditors and legal, consulting and accounting fees simply to begin to clean up the mess left behind at Stansbury by defendants, including:

          (a)reinstituting Stansbury's corporate status in Utah and registration to do business as a foreign corporation in Montana;

          (b) resuming public filings with the SEC;

          (c)paying tax liens, redeeming corporate property from tax sales and paying "priority" trade creditors; and

          (d) negotiating forbearances with other creditors.

     40. Repeatedly, since December 12, 1994, plaintiff has sought the assistance and cooperation of defendants in this effort.

     41. Defendants have refused to furnish any cooperation.

     42. Among other things, plaintiff has asked defendants:

          (a) to furnish copies of corporate books and records; and

          (b)to make themselves available for interview by Stansbury's auditors.

     43.In or about September 18, 1995, plaintiff engaged Arthur Andersen & Co., L.L.P. ("AA"), to perform a GAAP audit of Stansbury's financial statements for the year ended June 30, 1995.

     44. Plaintiff has asked defendants to cooperate with AA in this audit.

     45.Defendants have refused unless (a) they are released from all liability to Stansbury; (b) certain of their debts are assumed by Stansbury; and (c) they are allowed to keep all shares of Stansbury ostensibly owned by them and the Demand Notes and the second mortgages.

     46.After the change in management, the New Board learned that three judgments had been entered against Stansbury in 1993 and 1994 while it was under the defendants' management.

     47.The first judgment, in the amount of $71,473, was entered in Utah in 1994 in favor of Mr. & Mrs. James Herd and subsequently registered in Montana and New Jersey.

     48.The second judgment was entered in Montana in 1994 in favor of the law firm of Dorsey & Whitney in the amount of $85,310.10.

     49.The third judgment was entered in New Jersey in 1993 in favor of a Mr. Bauernfiend in the amount of $8,163.32.

                 Facts Necessitating This Emergency Application

     50.Recently, defendants DeRosa and Dr. Samani had personal judgments entered against them in New Jersey (where they live) by the Herds upon personal guarantees which they gave. An attempt to appeal the judgments was denied.

     51. The Herds are now attempting to execute on DeRosa and Dr. Samani's assets.

     52.In or about June, 1995, an attorney for Dr. Samani and DeRosa presented Stansbury shares believed to have been illegally issued to them to Stansbury's transfer agent with a request that all transfer restrictions be removed.

     53. On or about August 31, 1995, the transfer restrictions were removed and the shares were reissued.

     54.In or about September, 1995, upon information and belief, Dr. Samani sold or offered his shares for sale on the open market to innocent third parties who were unaware that those shares were not validly issued and were, in fact, voidable at Stansbury's option.

     55. At the same time, execution proceedings on the Herds' judgment against Dr. Samani and DeRosa are underway.

     56.Upon information and belief, DeRosa has transferred his assets into his wife's name in an attempt to defraud the Herds of their judgment.

     57.By letter dated September 19, 1995, counsel for Dr. Samani and DeRosa stated that his clients will commence a suit within thirty (30) days, or by October 19, 1995, to foreclose on the second mortgages which they may hold unless Stansbury agrees to pay Dr. Samani and DeRosa's debt to the Herds.

     58.Counsel's letter was in response to a proposal by Stansbury dated August 29, 1995 to settle or pay such judgment in exchange for:

          (a) defendants' cooperation with the audit;

          (b) defendants' cancellation of the shares issued on December 12, 1994; and

          (c) defendants' turnover to Stansbury or AA of all corporate books and records in their possession.

     59. Defendants have failed and refused to do any of the above items.

     60.Plaintiff believes, and therefore alleges, that defendants will, unless enjoined by this Court, commit the following wrongful acts:

          (a)sell more shares of Stansbury to third party purchasers which do not belong to them or which were issued for inadequate consideration; and

          (b)file a foreclosure action in Montana to cause a sheriff's sale on the Company's mineral claims.

     61.Should these acts come to fruition without court intervention, plaintiff will immediately sustain the following irreparable injuries:

          (a)it will be impossible to unscramble the stock sales and to recover invalidly issued shares from bona fide holders in due course; and

          (b)a sheriff's sale will trigger actions by other creditors which may result in Stansbury's loss of its mineral assets or a corporate bankruptcy filing.

     62.In other words, defendants are threatening to blow up Stansbury - and injure its 4,000 + shareholders - if they are not paid off.

     63. Plaintiff has no adequate remedy at law.

                                    COUNT I

                [Violation of Section 13(d) of the Exchange Act]

     64.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 63 of this Complaint as if fully set forth herein.

     65. Plaintiff brings this Count pursuant to Section 13(d) of the Exchange Act.

     66. Defendants are beneficial owners of the following amounts and percentages of shares of Stanbury's stock:

                                    Shares                 %

                  Murton            630,428               3.3%
                  DeRosa            430,720               2.3%
                  Dr. Samani      2,418,440              12.7%
                  Peter Samani      171,000               0.9%
                  McLaughlin        578,005               3.0%
                                    -------               ---

                  TOTAL           4,228,593              22.2%

     67.Dr. Samani individually, and defendants collectively, all own in excess of 5% of Stansbury's stock and have agreed to act jointly to buy, sell, vote and hold such stock.

     68.On or about December 12, 1994, defendants combined and agreed to hold, buy, sell and vote their shares as a group, as defined in Section 13(d) of the Exchange Act and SEC Regulations 15 C.F.R. ss.240.13d-1.

     69.Pursuant to said Section 13(d) and SEC regulations, defendants are required to file, but have failed to file, a Schedule 13D with the SEC and Stansbury.

     70. Defendants are, accordingly, in violation of Section 13(d) and 15 C.F.R.ss.240.13d-1.

     71. Plaintiff has no adequate remedy at law.

     72. Plaintiff and the investing public will sustain irreparable injury if the relief prayed for is not granted.

     WHEREFORE, plaintiff prays that the Court:

          (a)grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares until defendants comply with Section 13(d) of the Exchange Act; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                    COUNT II

                [Violation of Section 10(b) of the Exchange Act]

     73.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 72 of this Complaint as if fully set forth herein.

     74.Defendants' issuance of stock to themselves on or about December 12, 1995 for no consideration or for grossly inadequate consideration constituted a fraud and deceit upon:

          (a) Stansbury; and

          (b)the Insurance Commissioner of the State of Utah, as liquidator for Commonwealth Surety Insurance Company and Southern America Insurance Company.

     75.Defendants' sale of invalidly issued securities to the investing public, without appropriate disclosure, is a fraud and deceit upon their buyers.

     76.Defendants, therefore, have violated Section 10(b) of the Exchange Act and SEC Rule 10b-5(c), proximately resulting in injury to plaintiff.

     77. In so doing, defendants acted either recklessly or with actual intent to defraud.

     78. Plaintiff and the investing public will sustain irreparable injury if the relief prayed for is not granted.

     79. Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff prays that the Court:

          (a)grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                   COUNT III

                           [Breach of Fiduciary Duty]

     80.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 79 of this Complaint as if fully set forth herein.

     81.As detailed above, defendants served, at relevant times hereto, as officers and directors of Stansbury. At that time, they owed undivided fiduciary duties of good faith, undivided loyalty, due care and fair dealing to Stansbury.

     82. As detailed above, defendants breached each and every one of these duties; and are today continuing to take further action intended to injure, and having the effect of injuring, Stansbury and its shareholders.

     83. Plaintiff has no adequate remedy at law.

     84. Plaintiff and the investing public will sustain irreparable harm if the relief prayed for is not granted.

     WHEREFORE, plaintiff prays that the Court:

          (a) grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                    COUNT IV

                                  [NEGLIGENCE]

     85.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 84 of this Complaint as if set forth in full herein.

     86. As detailed above, defendants, at times relevant hereto, owed a duty of due care to Stansbury.

     87.As detailed above, defendants repeatedly breached this duty, proximately resulting in loss and other compensable injury to plaintiff.

     88. Plaintiff has no adequate remedy at law.

     89. Plaintiff will sustain irreparable injury if the relief prayed for is not granted.

     WHEREFORE, plaintiff prays that the Court:

          (a) grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                    COUNT V

                               [Gross Negligence]

     90.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 89 of this Complaint as if set forth in full herein.

     91.As detailed above, defendants, at times relevant hereto, owed a duty of due care to Stansbury, and its shareholders.

     92.As detailed below, defendants repeatedly breached this duty by committing acts of gross negligence, proximately resulting in loss and other compensable injury to plaintiff.

     93. Plaintiff has no adequate remedy at law.

     94. Plaintiff will sustain irreparable injury if the relief prayed for is not granted.

     WHEREFORE, plaintiff prays that the Court:

          (a) grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                    COUNT VI

                                  [Conspiracy]

     95.Plaintiff repeats and incorporates by reference Paragraphs 1 - 94 of this Complaint as if set forth in full herein.

     96.Beginning in or about 1988, defendants combined, conspired and agreed to enrich themselves through the diversion of stock and other assets of Stansbury to themselves.

     97.As and for a part of that conspiracy, which is continuing, defendants committed, or aided-and-abetted, some or all of the overt acts alleged in Paragraphs 13 and 20 and Counts III - V.

     98.As and for a further part of said conspiracy, defendants willfully or recklessly committed and/or aided-and-abetted the overt acts alleged in Count I.

     99.As and for a further part of said conspiracy, defendants willfully or recklessly committed the overt acts alleged in Count II.

     100. In so doing, defendants acted with scienter, recklessness or gross negligence.

     101.Said wrongful acts by defendants proximately resulted in compensable injury to plaintiff in an amount in excess of $50,000.

     102. Plaintiff has no adequate remedy at law.

     103. Plaintiff will sustain irreparable harm if the relief prayed for is not granted.

     WHEREFORE, plaintiff prays that the Court:

          (a) grant temporary, preliminary and permanent injunctive relief (i) enjoining defendants from selling, transferring, voting or offering for sale any of their shares; and (ii) enjoining defendants from commencing a foreclosure action in any court other then the United States District Court for the District of Utah; and

          (b)after full trial on the merits, cancel and forfeit to Stansbury all shares of Stansbury standing in the name of defendants, as partial damages for the injury done to plaintiff by defendants.

                                   COUNT VII

                               [Monetary Damages]

     104.Plaintiff repeats and incorporates herein by reference Paragraphs 1 - 103 of this Complaint as if set forth in full herein.

     105.As detailed above, defendants have engaged in violations of Section 13(d) of the Exchange Act, Section 10(b) of the Exchange Act and in breaches of fiduciary duty, negligence and gross negligence, all in breach of their duties to Stansbury and its shareholders.

     106.As a proximate result thereof, plaintiff has sustained injury in an amount conforming to proof at trial but not less than $50,000.


     WHEREFORE, plaintiff prays that the Court:

          (a)cancel and forfeit all shares of Stansbury standing in the name of defendants, as partial damages for the injury to plaintiff by defendants; and

          (b) after full trial, award plaintiff its lawful damages, together with costs, interest and such other relief as may be just.

     DATED this 16th day of October, 1995.


                                              LAW OFFICES OF JAMES G. WILES

                                              By: /s/ James G. Wiles
                                                  -----------------------------
                                                     James G. Wiles
                                                     Analisa Sondergaard
                                                     Two Penn Center Plaza
                                                     Suite 200
                                                     1500 JFK Boulevard
                                                     Philadelphia, PA  19102
                                                     (215) 854-6360


                                              JOSEPH E. HATCH, P.C.

                                              By: /s/ Joseph E. Hatch
                                                  -----------------------------
                                                     Joseph E. Hatch
                                                     341 South Main Street
                                                     Suite 201
                                                     Salt Lake City, Utah  84111
                                                     (801) 532-2707

                                                     Attorneys for Plaintiff
                                                     Stansbury Holdings
                                                       Corporation